Exhibit 99.1

For Immediate Release
May 8, 2020
NW Natural Holdings Reports First Quarter 2020 Results

PORTLAND, ORE. — Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), reported financial results and highlights including:

•	Reported first quarter 2020 earnings of $1.58 per share from continuing operations, compared to earnings of $1.50 per share and adjusted earnings[1] of $1.73 per share for the same period in 2019

•	Provided customers with essential natural gas and water utility services during coronavirus pandemic (COVID-19)

•	Added more than 12,400 natural gas meters over the last 12 months equating to a 1.6% growth rate

•	Closed four water utility transactions in 2020 bringing our total connections to 25,000 serving about 61,000 people

•	Reaffirmed 2020 GAAP earnings guidance from continuing operations in the range of $2.25 to $2.45 per share and guided toward the lower end of the range given potential effects from the COVID-19

"I want to express my deepest sympathy to those directly affected by the coronavirus pandemic, my appreciation for our health care workers on the front line of this crisis, and my gratitude to our employees for their tireless dedication to ensure our essential services are provided during these difficult times,” said David H. Anderson, president and CEO of NW Natural Holdings. "For more than 160 years we've provided critical services through both prosperous and challenging times. We're committed to doing what's needed, when it's needed most by our communities."

"We quickly mobilized our incident command and business continuity protocols in March to ensure safe and uninterrupted service to our customers amid the pandemic," continued Anderson. "NW Natural initiated a special COVID-19 giving campaign aimed at assisting the most vulnerable members of our communities, which will supplement the Company's local, state, and federal gas assistance programs that also help customers struggling financially. We've also filed a request with regulators to provide customers with their annual June bill credit related to our revenue sharing mechanism, which this year equates to a 30% reduction in an average monthly residential bill. During March, we also rapidly secured financing to provide our business with ample cash liquidity. Each and every day we care about the safety and wellbeing of our customers and employees, and we're taking extra precautions to protect our employees, prevent the spread of the virus, and assist our communities."

For the first quarter of 2020, net income from continuing operations increased $4.9 million to $48.3 million (or $1.58 per share), compared to net income from continuing operations of $43.4 million (or $1.50 per share) for the same period in 2019. Results for 2019, included a regulatory pension disallowance of $10.5 million (or $6.6 million after-tax and $0.23 per share). Excluding this disallowance on a non-GAAP basis1, adjusted net income from continuing operations for 2019 was $50.0 million (or $1.73 per share) resulting in a $1.7 million decline year over year. Results reflected higher margin from new natural gas rates in Washington, customer growth, and revenues from our North Mist gas storage facility as well as contributions from water utilities acquired since the prior period. Offsetting these drivers were higher depreciation expense, lower interest income on regulatory deferrals, and a decline in asset management revenues.
__________

1     Adjusted 2019 metrics are non-GAAP financial measures and exclude the regulatory pension disallowance of $10.5 million pre-tax (or $6.6 million and
$0.23 cents per share after-tax). See "Reconciliation to GAAP" for additional information.

KEY INITIATIVES

Coronavirus (COVID-19) Response
Since the outbreak of COVID-19, NW Natural Holdings has executed on business continuity plans with a focus on the safety of our 1,200 employees and the 2.5 million people, business partners and communities we serve. We've implemented work-from-home plans for employees wherever possible. For employees whose role requires them to work in the field, we are following CDC, OHSA, and state specific guidance, have limited non-essential in-home service visits such as routine inspections, and have enacted social distancing and sanitizing protocols to prevent the spread of this disease and keep our employees and customers safe.

Our water and natural gas utility businesses continue to serve our customers without interruption. We voluntarily and temporarily stopped charging late fees and disconnecting customers for nonpayment beginning March 16, 2020. In addition, we've filed with regulators to return a record amount, approximately $17 million, to our Oregon natural gas customers related to our sharing mechanism on their June bills. In order to strengthen our liquidity during the COVID pandemic, we secured additional financing and at March 31, 2020, we held $471.1 million of cash. We believe we currently have ample liquidity to manage our cash needs. The Governors of Oregon and Washington issued stay-at-home orders on March 23, 2020. Therefore, for the period ending March 31, 2020, we did not see significant effects from the COVID-19 pandemic or economic slowdown.

"While we can't predict the full economic effects of COVID-19, I see several mitigating factors for our business," said David H. Anderson. "The onset of the pandemic coincided with the end of our heating season, and we expect volumes to continue declining naturally during the upcoming summer months as the heating load drops off. Second, we have a strong customer mix with about 87% of our utility margin coming from the residential and commercial sectors. In addition, a majority of our utility margin is decoupled and weather normalized. Finally, we work hard to ensure our product remains affordable. As a result of our commitment to efficient operations and the decline in natural gas prices, today our customers' natural gas bills are about 40% lower than they were 15 years ago."

While we are unable to predict with certainty the length, severity or impacts of the COVID-19 pandemic and economic disruptions on our business, at this time we are monitoring the following items: customer losses, bad debt expense, lower late charge and reconnection fee revenues, and regulatory recovery. We've applied for regulatory deferrals to recover COVID-19 related costs such as bad debt expense, lost revenues related to late fees and reconnection fees, and other COVID-19 related costs.

On April 20, 2020, the Oregon Governor in conjunction with the West Coast coalition of governors, issued a preliminary high-level framework for reopening the economy, which is expected to be finalized in early May. The framework outlines a phased approach to lifting restrictions after the state experiences a declining number of COVID-19 cases, adequate hospital capacity, robust testing and sufficient supplies of personal protective equipment among other things. In addition, the Washington Governor has begun easing restrictions. We'll closely monitor the timing of the reopening of the economies and their effects on our businesses.

The majority of our capital projects continue to move forward at this time. New home construction continues in Oregon, where approximately 90% of our natural gas customers are located. Construction in Washington temporarily halted from March 26, 2020 through April 24, 2020, but has now reopened in accordance with Governor Inslee's executive orders.

Given the evolving nature of the pandemic, we're continually monitoring our business operations and the larger trends and developments to take additional measures we believe are warranted to continue providing safe and reliable service to our customers and communities while protecting our employees.

Water Utilities and Acquisitions
NW Natural Holdings' subsidiary, NW Natural Water Company, LLC (NW Natural Water), closed four acquisitions to-date in 2020: the Suncadia water and wastewater utilities in Washington, the T&W water utility in Texas, and two smaller utilities in Idaho. NW Natural Water currently serves about 61,000 people through about 25,000 connections in the Pacific Northwest and Texas. One additional acquisition is pending in Idaho that serves approximately 300 connections near our existing water utility in Idaho Falls and is expected to close in 2020. NW Natural Water has invested approximately $110 million in the water sector to date.

FIRST QUARTER RESULTS
The following financial comparisons are for the first quarter of 2020 and 2019 with individual year-over-year drivers below presented on an after-tax basis using a statutory tax rate of 26.5% unless otherwise noted. Non-GAAP financial measures exclude the effects of the regulatory pension disallowance in 2019 as these adjusted metrics provide a clearer view of operations, reflect how Management views financial results, and provide comparability to prior year results. See "Reconciliation to GAAP" for a detailed reconciliation of adjusted amounts.

Financial Implications of March 2019 Regulatory Order
In March 2019, NW Natural received a regulatory order from the Public Utility Commission of Oregon (OPUC) that outlined the recovery of a pension balancing deferral, a disallowance of a portion of this deferral, and the application of tax reform benefits.

NW Natural recognized a $10.5 million pre-tax (or $6.6 million after-tax) regulatory disallowance for amounts in the pension balancing account. This resulted in $3.9 million pre-tax ($2.8 million after-tax) of additional operations and maintenance expense, $6.6 million of pre-tax ($4.9 million after-tax) other expense, and an offsetting tax benefit of $3.9 million. In addition, as a result of beginning collections of the pension balancing account, $3.8 million of regulatory interest income ($2.8 million after-tax) was recognized related to the equity interest component of financing costs on the pension balancing account.

The order required the application of tax reform benefits to the pension balancing deferral account in March 2019, which resulted in the following offsetting adjustments with no material effect on net income:

•	$7.1 million pre-tax ($5.2 million after-tax) increase in margin;

•	$4.6 million pre-tax ($3.4 million after-tax) increase in operations and maintenance expense;

•	$7.9 million pre-tax ($5.8 million after-tax) increase in other expense; and

•	$4.3 million decrease in income tax expense with an additional tax benefit of $1.2 million recognized later in 2019.

NW Natural Holdings' first quarter results are summarized by business segment in the table below:

	Three Months Ended March 31,
	2020		2019		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income from continuing operations:
Natural Gas Distribution segment	$47,943	$1.57	$41,206	$1.42	$6,737	$0.15
Regulatory pension disallowance, net	—	—	6,588	0.23	(6,588)	(0.23)
Adjusted Natural Gas Distribution segment[1]	$47,943	$1.57	$47,794	$1.65	$149	$(0.08)

Other	$333	$0.01	$2,212	$0.08	$(1,879)	$(0.07)

Consolidated	$48,276	$1.58	$43,418	$1.50	$4,858	$0.08
Adjusted Consolidated[1]	48,276	1.58	50,006	1.73	(1,730)	(0.15)

Diluted Shares		30,535		28,970		1,565

1
The 2019 adjusted natural gas distribution segment and adjusted consolidated net income from continuing operations are non-GAAP financial measures and exclude the effects of a regulatory disallowance of NW Natural's pension balancing account of $10.5 million pre-tax (or $6.6 million after-tax). See "Reconciliation to GAAP" for additional information.

Natural Gas Distribution Segment
Natural Gas Distribution segment net income increased $6.7 million (or $0.15 per share). First quarter 2019 results include a $6.6 million non-cash after-tax regulatory disallowance of costs in NW Natural's pension balancing account. Excluding the effects of this disallowance, net income increased $0.1 million (or a decline of $0.08 per share) reflecting higher margin from new natural gas rates in Washington, customer growth, and revenues from the North Mist gas storage facility. Offsetting these revenues were higher depreciation expense and lower interest income from regulatory accounts. Earnings per share was affected by share issuances in June 2019.

Margin increased $1.1 million as higher rates in Washington, customer growth of 1.6% over the last 12 months, and the start of North Mist storage services, and gains from gas cost incentive sharing collectively contributed $8.6 million to margin. Partially offsetting this was a net detriment of $2.4 million related to 9% warmer than average weather in the first quarter of 2020, compared to 9% colder than average weather for the same period in 2019. Finally, as a result of the Oregon order related to pension as described above, margin decreased $5.2 million with no significant effect on net income as offsetting adjustments were recognized through expenses and income taxes.

Operations and maintenance expense decreased $3.2 million as a result of 2019 incorporating several nonrecurring items related to the Oregon pension order described above, specifically a $2.8 million expense related to the disallowance of costs in the pension balancing account and $3.4 million of costs that were recognized with no significant effect on net income due to offsetting adjustments in margin and income taxes. Excluding these pension expenses, operations and maintenance expense increased $3.0 million related to higher compensation and benefit costs as well as additional non-payroll expenses from contractor services.

Depreciation expense and general taxes increased $2.6 million related to higher property, plant, and equipment, including our North Mist gas storage facility.

Other income, net increased $7.3 million primarily due to several items related to the pension order in 2019 as described above including a $4.9 million expense related to the disallowance of costs in the pension balancing account, $5.8 million of costs that were offset with higher revenues and tax benefits, and $2.8 million of equity interest income recognized in 2019 when we began collecting deferred pension costs from customers. Excluding these items, other income declined $0.6 million primarily as a result of the completion of the North Mist expansion and recording lower AFUDC.

Tax expense reflected a $4.3 million detriment related to implementing the March 2019 order described above; however, as this offset higher expense, there was no significant resulting effect on net income.

Other
Other net income decreased $1.9 million (or $0.07 per share) primarily reflecting lower asset management revenues.

BALANCE SHEET AND CASH FLOWS
During the first three months of 2020, the Company generated $102.9 million in operating cash flows and invested $57.4 million in utility capital expenditures and $37.9 million to acquire water and wastewater utilities. Net cash provided by financing activities was $460.0 million for the first three months of 2020 or an increase of $513.6 million compared to the same period in 2019 primarily due to several financings in March 2020 that strengthened our liquidity position as a precaution given COVID-19 effects.

2020 GUIDANCE
NW Natural Holdings reaffirmed 2020 earnings guidance from continuing operations in the range of $2.25 to $2.45 per share and guided toward the lower end of the range due to potential implications from COVID-19. This guidance assumes continued customer growth, average weather conditions, and no significant changes in prevailing regulatory policies, mechanisms, or outcomes, or significant local, state or federal laws, legislation or regulations. The expected sale of Gill Ranch and the related gain, and any operating loss associated with it, are not included in this guidance range, as they are, and are expected to continue to be, reported as Discontinued Operations.

DIVIDEND DECLARED
NW Natural Holdings' Board of Directors previously declared a quarterly dividend of 47.75 cents per share on NW Natural Holdings' common stock. The dividend is payable on May 15, 2020 to shareholders of record on April 30, 2020, reflecting an annual indicated dividend rate of $1.91 per share.

CONFERENCE CALL AND WEBCAST
As previously announced, NW Natural Holdings will host a conference call and webcast today to discuss its first quarter 2020 financial and operating results.

Date and Time:	Friday, May 8 8 a.m. PT (11 a.m. ET)
Phone Numbers:	United States: 1-866-267-6789 Canada: 1-855-669-9657 International: 1-412-902-4110

The call will also be webcast in a listen-only format for the media and general public and can be accessed at nwnaturalholdings.com. A replay of the conference call will be available on our website and by dialing 1-877-344-7529 (U.S.), 1-855-669-9658 (Canada), and 1-412-317-0088 (international). The replay access code is 10141985.

ABOUT NW NATURAL HOLDINGS
Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), is headquartered in Portland, Oregon, and through its subsidiaries has been doing business for over 160 years in the Pacific Northwest. It owns NW Natural Gas Company (NW Natural), NW Natural Water Company (NW Natural Water), and other business interests and activities.

NW Natural is a local distribution company that currently provides natural gas service to approximately 2.5 million people in more than 140 communities through more than 760,000 meters in Oregon and Southwest Washington with one of the most modern pipeline systems in the nation. NW Natural consistently leads the industry with high J.D. Power & Associates customer satisfaction scores.

NW Natural Holdings’ subsidiaries own and operate 35 Bcf of underground gas storage capacity with NW Natural operating 20 Bcf in Oregon.

NW Natural Water provides water distribution and wastewater services to communities throughout the Pacific Northwest and Texas. NW Natural Water currently serves approximately 61,000 people through about 25,000 connections. Learn more about our water business at nwnaturalwater.com.

Additional information is available at nwnaturalholdings.com.

Investor Contact:
Nikki Sparley
Phone: 503-721-2530
Email: n1s@nwnatural.com

Media Contact:
Melissa Moore
Phone: 503-220-2436
Email: msm@nwnatural.com

Forward-Looking Statements
This report, and other presentations made by NW Holdings from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "assumes," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, assumptions, estimates, timing, goals, strategies, future events, investments, capital expenditures, targeted capital structure, risks, risk profile, stability, acquisitions and timing, completion and integration thereof, dispositions and timing, completion and outcomes thereof, global, national and local economies, customer and business growth, customer satisfaction ratings, weather, customer rates or rate recovery, environmental remediation cost recoveries, the water utility strategy and financial effects of the related pending water acquisitions, operating plans of third parties, financial results, including estimated income, availability and sources of liquidity, expenses, positions, revenues, returns, timing, and earnings and earnings guidance, dividends, performance, timing, outcome, or effects of regulatory proceedings or mechanisms or approvals, regulatory prudence reviews, anticipated regulatory actions or filings, expectations, recovery of pension expense, accounting treatment of future events, effects of changes in laws or regulations, effects, extent, severity and duration of COVID-19 and resulting economic disruption, the impact of mitigating factors and other efforts to mitigate risks posed by its spread, ability of our workforce, customers or suppliers to operate or conduct business, COVID-19 expenses and cost recovery including through regulatory deferrals, impact on capital projects, governmental actions and timing thereof, including actions to reopen the economy, and other statements that are other than statements of historical facts.

Forward-looking statements are based on current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those contemplated by the forward-looking statements. You are therefore cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future operational, economic or financial performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of NW Holdings or NW Natural, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and NW Holdings and NW Natural undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

Presentation of Non-GAAP Results
In addition to presenting the results of operations and earnings amounts in total, certain financial measures exclude the regulatory pension disallowance in 2019, which is a non-GAAP financial measure. The Company presents net income and EPS excluding this item along with the GAAP measures to illustrate the magnitude of this item on ongoing business and operational results. Although the excluded amount is properly included in the determination of this item under GAAP, the Company believes the amount and nature of such an item makes period-to-period comparisons of operations difficult or potentially confusing. Financial measures are expressed in cents per share as these amounts reflect factors that directly impact earnings, including income taxes. All references to EPS are on the basis of diluted shares. The Company uses such non-GAAP financial measures to analyze financial performance because the Company believes they provide useful information to investors and creditors in evaluating the Company's financial condition and results of operations.

NORTHWEST NATURAL HOLDINGS
Consolidated Income Statement and Financial Highlights (Unaudited)
First Quarter 2020
	Three Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	March 31,			March 31,
	2020	2019	Change	2020	2019	Change
Operating revenues	$285,151	$285,348	—%	$746,175	$727,856	3%

Operating expenses:
Cost of gas	108,538	105,457	3	257,992	252,870	2
Operations and maintenance	48,921	51,482	(5)	175,630	168,657	4
Environmental remediation	4,005	8,947	(55)	7,395	15,450	(52)
General taxes	9,895	9,027	10	33,256	31,725	5
Revenue taxes	11,743	11,926	(2)	30,142	29,579	2
Depreciation and amortization	24,675	21,572	14	94,599	85,853	10
Other operating expenses	928	892	4	3,286	3,266	1
Total operating expenses	208,705	209,303	—	602,300	587,400	3
Income from operations	76,446	76,045	1	143,875	140,456	2
Other income (expense), net	(3,575)	(13,747)	(74)	(12,664)	(16,514)	(23)
Interest expense, net	10,468	10,205	3	42,948	37,990	13
Income before income taxes	62,403	52,093	20	88,263	85,952	3
Income tax expense	14,127	8,675	63	18,094	17,234	5
Net income from continuing operations	48,276	43,418	11	70,169	68,718	2
Loss from discontinued operations, net of tax	(778)	(217)	259	(4,137)	(2,485)	66
Net income	$47,498	$43,201	10	$66,032	$66,233	—

Common shares outstanding:
Average diluted for period	30,535	28,970		29,451	28,904
End of period	30,528	28,962		30,528	28,962

Per share of common stock information:
Diluted earnings from continuing operations	$1.58	$1.50		$2.38	$2.38
Diluted loss from discontinued operations, net of tax	(0.02)	(0.01)		(0.14)	(0.09)
Diluted earnings	1.56	1.49		2.24	2.29
Dividends paid per share	0.4775	0.4750		1.9050	1.8950
Book value, end of period	29.64	27.42		29.54	27.42
Market closing price, end of period	61.75	65.63		61.75	65.63

Capital structure, end of period:
Common stock equity	37.5%	46.5%		37.5%	46.5%
Long-term debt	39.6	37.0		39.6%	37.0%
Short-term debt (including current maturities of long-term debt)	22.9	16.5		22.9%	16.5%
Total	100.0%	100.0%		100.0%	100.0%

Natural Gas Distribution segment operating statistics:
Meters - end of period	766,863	754,447	1.6%	766,863	754,447	1.6%
Volumes in therms:
Residential and commercial sales	286,872	318,103		703,116	701,247
Industrial sales and transportation	134,045	129,635		485,217	467,741
Total volumes sold and delivered	420,917	447,738		1,188,333	1,168,988
Operating revenues:
Residential and commercial sales	$255,404	$251,118		$643,170	$627,316
Industrial sales and transportation	17,194	16,021		57,726	57,345
Other distribution revenues	963	11,844		2,154	16,802
Other regulated services	4,926	58		16,924	293
Total operating revenues	278,487	279,041		719,974	701,756
Less: Cost of gas	108,595	105,513		258,217	253,092
Less: Environmental remediation expense	4,005	8,947		7,395	15,450
Less: Revenue taxes	11,743	11,926		30,142	29,579
Margin, net	$154,144	$152,655		$424,220	$403,635
Degree days:
Average (25-year average)	1,342	1,329		2,723	2,727
Actual	1,215	1,450	(16)%	2,474	2,540	(3)%
Percent colder (warmer) than average weather	(9)%	9%		(9)%	(7)%
NM = Not Meaningful calculation

NORTHWEST NATURAL HOLDINGS
Consolidated Balance Sheets (Unaudited)	March 31,
In thousands	2020	2019
Assets:
Current assets:
Cash and cash equivalents	$471,079	$12,817
Accounts receivable	78,083	93,617
Accrued unbilled revenue	41,871	36,147
Allowance for uncollectible accounts	(1,335)	(1,301)
Regulatory assets	37,815	46,317
Derivative instruments	2,257	7,890
Inventories	34,390	19,540
Gas reserves	14,351	16,157
Income taxes receivable	—	6,000
Other current assets	26,460	20,293
Discontinued operations current assets	15,296	14,632
Total current assets	720,267	272,109
Non-current assets:
Property, plant, and equipment	3,551,065	3,439,460
Less: Accumulated depreciation	1,050,850	1,005,117
Total property, plant, and equipment, net	2,500,215	2,434,343
Gas reserves	45,234	61,907
Regulatory assets	328,024	327,194
Derivative instruments	2,451	541
Other investments	61,928	63,829
Operating lease right of use asset	79,522	6,163
Assets under sales-type leases	146,937	990
Goodwill	69,220	8,954
Other non-current assets	47,729	15,087
Total non-current assets	3,281,260	2,919,008
Total assets	$4,001,527	$3,191,117
Liabilities and equity:
Current liabilities:
Short-term debt	$550,000	$176,391
Current maturities of long-term debt	202	104,158
Accounts payable	86,766	103,207
Taxes accrued	23,837	11,004
Interest accrued	9,396	9,233
Regulatory liabilities	47,137	46,770
Derivative instruments	5,036	2,845
Operating lease liabilities	1,071	4,656
Other current liabilities	62,624	54,543
Discontinued operations current liabilities	12,801	13,282
Total current liabilities	798,870	526,089
Long-term debt	953,962	632,484
Deferred credits and other non-current liabilities:
Deferred tax liabilities	300,168	293,662
Regulatory liabilities	623,219	600,698
Pension and other postretirement benefit liabilities	224,490	220,732
Derivative instruments	939	1,161
Operating lease liabilities	79,105	1,495
Other non-current liabilities	119,033	120,569
Total deferred credits and other non-current liabilities	1,346,954	1,238,317
Equity:
Common stock	561,264	459,932
Retained earnings	351,050	342,734
Accumulated other comprehensive loss	(10,573)	(8,439)
Total equity	901,741	794,227
Total liabilities and equity	$4,001,527	$3,191,117

NORTHWEST NATURAL HOLDINGS
Consolidated Statements of Cash Flows (Unaudited)	Three Months Ended March 31,
In thousands	2020	2019
Operating activities:
Net income	$47,498	$43,201
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	24,675	21,572
Regulatory amortization of gas reserves	4,087	4,780
Deferred income taxes	(3,422)	6,306
Qualified defined benefit pension plan expense	4,446	3,499
Contributions to qualified defined benefit pension plans	(3,160)	(1,490)
Deferred environmental expenditures, net	(3,981)	(3,685)
Amortization of environmental remediation	4,005	8,947
Regulatory revenue recovery deferral from TCJA	—	450
Regulatory disallowance of pension costs	—	10,500
Other	6,499	3,171
Changes in assets and liabilities:
Receivables, net	4,845	(4,891)
Inventories	9,571	21,108
Income and other taxes	21,911	7,406
Accounts payable	(23,430)	(14,883)
Interest accrued	1,945	1,927
Deferred gas costs	8,239	(19,182)
Decoupling mechanism	6,137	7,903
Other, net	(6,626)	8,894
Discontinued operations	(376)	(739)
Cash provided by operating activities	102,863	104,794
Investing activities:
Capital expenditures	(57,446)	(48,764)
Acquisitions, net of cash acquired	(37,883)	—
Leasehold improvement expenditures	(6,176)	(940)
Other	919	(1,051)
Discontinued operations	(694)	(301)
Cash used in investing activities	(101,280)	(51,056)
Financing activities:
Proceeds from stock options exercised	68	1,546
Long-term debt issued	150,000	—
Long-term debt retired	(75,000)	—
Proceeds from term loan due within one year	150,000	—
Change in short-term debt	250,900	(41,229)
Cash dividend payments on common stock	(13,834)	(12,935)
Other	(2,137)	(936)
Cash provided by (used in) financing activities	459,997	(53,554)
Increase in cash and cash equivalents	461,580	184
Cash and cash equivalents, beginning of period	9,648	12,633
Cash and cash equivalents, end of period	$471,228	$12,817

Supplemental disclosure of cash flow information:
Interest paid, net of capitalization	$8,368	$7,976
Income taxes paid (refunded), net	(256)	(90)

NORTHWEST NATURAL HOLDINGS
Reconciliation to GAAP (Unaudited)
First Quarter 2020
	Three Months Ended March 31,
	2020		2019
In thousands, except per share data	Amount	Per Share	Amount	Per Share
CONSOLIDATED
GAAP net income from continuing operations	$48,276	$1.58	$43,418	$1.50
Regulatory pension disallowance	—	—	10,500	0.36
Income tax effect of regulatory disallowance[1]	—	—	(3,912)	(0.13)
Adjusted net income from continuing operations	$48,276	$1.58	$50,006	$1.73

Diluted shares		30,535		28,970

NATURAL GAS DISTRIBUTION SEGMENT
GAAP net income	$47,943	$1.57	$41,206	$1.42
Regulatory pension disallowance	—	—	10,500	0.36
Income tax effect of regulatory disallowance[1]	—	—	(3,912)	(0.13)
Adjusted net income	$47,943	$1.57	$47,794	$1.65

1
Regulatory disallowance related to the pension balancing account was recognized in the first quarter of 2019. Tax effect of adjustment was calculated using a combined federal and state statutory rate of 26.5% and reducing the disallowance by a $1.1 million deferred taxes specifically associated with the pension balancing account.